Exhibit 1.1

AT THE MARKET OFFERING AGREEMENT

January 30, 2024

H.C. Wainwright & Co., LLC

430 Park Avenue, 3rd Floor

New York, New York 10022

Ladies and Gentlemen:

Addex Therapeutics Ltd, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland (the “Company”), confirms its agreement (this “Agreement”) with H.C. Wainwright & Co., LLC (the “Manager”) as follows:

1.             Definitions. The terms that follow, when used in this Agreement and any Terms Agreement, shall have the meanings indicated.

“Accountants” shall have the meaning ascribed to such term in Section 4(m).

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“ADSs” shall mean the American Depositary Shares of the Company, each representing one hundred twenty (120) Ordinary Shares of the Company.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Act

“Annual Report” shall have the meaning ascribed to such term in Section 3(a).

“Anti-Corruption Laws” shall have the meaning ascribed to such term in Section 3(gg).

“Applicable Time” shall mean, with respect to any ADSs, the time of sale of such ADSs pursuant to this Agreement or any relevant Terms Agreement.

“Base Prospectus” shall mean the base prospectus contained in the Registration Statement at the Execution Time.

“Board” shall have the meaning ascribed to such term in Section 2(b)(iii).

“Broker Fee” shall have the meaning ascribed to such term in Section 2(b)(v).

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, that, for purposes of clarity, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company Swiss Counsel” shall mean Homburger AG.

“Company U.S. Counsel” shall mean Cooley LLP.

“Confidential Data” shall have the meaning ascribed to such term in Section 3(kk).

“Deposit Agreement” shall mean the Deposit Agreement dated as of January 29, 2020, as amended, among the Company, the Depositary and the owners and holders of ADSs from time to time, as such agreement may be amended or supplemented.

“Depositary” shall mean Citibank, N.A.

“Depositary’s Counsel” shall mean Patterson Belknap Webb & Tyler LLP.

“DTC” shall have the meaning ascribed to such term in Section 2(b)(vii).

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3(y).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“FDA” shall have the meaning ascribed to such term in Section 3(t).

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“IFRS” shall have the meaning ascribed to such term in Section 3(m).

“Incorporated Documents” shall mean the documents or portions thereof filed with the Commission on or prior to the Effective Date that are incorporated by reference in the Registration Statement or the Prospectus and any documents or portions thereof filed with the Commission after the Effective Date that are deemed to be incorporated by reference in the Registration Statement or the Prospectus.

“Indebtedness” shall have the meaning ascribed to such term in Section 3(ee).

“Intellectual Property” shall have the meaning ascribed to such term in Section 3(v).

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“IT Systems” shall have the meaning ascribed to such term in Section 3(kk).

“Losses” shall have the meaning ascribed to such term in Section 7(d).

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3(b).

“Net Proceeds” shall have the meaning ascribed to such term in Section 2(b)(v).

“OFAC” shall have the meaning ascribed to such term in Section 3(ll).

“Ordinary Shares” shall mean the ordinary shares of the Company, nominal value CHF 0.01 per share.

“Ordinary Share Equivalents” shall have the meaning ascribed to such term in Section 3(h).

“Permits” shall have the meaning ascribed to such term in Section 3(t).

“Permitted Free Writing Prospectus” shall have the meaning ascribed to such term in Section 4(g).

“Personal Data” shall have the meaning ascribed to such term in Section 3(kk).

“Placement” shall have the meaning ascribed to such term in Section 2(c).

“Prospectus” shall mean the Base Prospectus, as supplemented by the most recently filed Prospectus Supplement (if any).

“Prospectus Supplement” shall mean each prospectus supplement relating to the Ordinary Shares represented by the ADSs filed pursuant to Rule 424(b) from time to time.

“Registration Statement” shall mean the effective shelf registration statement on Form F-3 as of the date hereof, and one or more additional registration statements from time to time, including exhibits and financial statements and any prospectus supplement relating to the Ordinary Shares represented by the ADSs that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.

“Representation Date” shall have the meaning ascribed to such term in Section 4(k).

“Rule 158”, “Rule 164”, “Rule 172”, “Rule 173”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the Act.

“Sales Notice” shall have the meaning ascribed to such term in Section 2(b)(i).

“Sarbanes-Oxley Act” shall have the meaning ascribed to such term in Section 3(y).

“SEC Reports” shall have the meaning ascribed to such term in Section 3(m).

“Settlement Date” shall have the meaning ascribed to such term in Section 2(b)(vii).

“Subsidiary” shall have the meaning ascribed to such term in Section 3(a).

“Terms Agreement” shall have the meaning ascribed to such term in Section 2(a).

“Time of Delivery” shall have the meaning ascribed to such term in Section 2(c).

“Trading Day” means a day on which the Trading Market is open for trading.

“Trading Market” means the Nasdaq Capital Market.

2.           Sale and Delivery of ADSs. The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, from time to time during the term of this Agreement and on the terms set forth herein, up to the lesser of such number of ADSs of the Company, that does not exceed (a) the number or dollar amount of the ADSs or the Ordinary Shares represented by the ADSs registered on the Registration Statement, pursuant to which the offering is being made, (b) the number of authorized but unissued Ordinary Shares under the capital band (less the number of Ordinary Shares issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s capital band), or (c) the number or dollar amount of the ADSs or the Ordinary Shares represented by the ADSs that would cause the Company or the offering of the ADSs to not satisfy the eligibility and transaction requirements for use of Form F-3, including, if applicable, General Instruction I.B.5 of Registration Statement on Form F-3 (the lesser of (a), (b) and (c), the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 2 on the number and aggregate sales price of ADSs issued and sold under this Agreement shall be the sole responsibility of the Company and that the Manager shall have no obligation in connection with such compliance.

(a)           Appointment of Manager as Selling Agent; Terms Agreement. For purposes of selling the ADSs through the Manager, the Company hereby appoints the Manager as an agent of the Company for the purpose of selling the ADSs of the Company pursuant to this Agreement and the Manager agrees to use its commercially reasonable efforts to sell the ADSs on the terms and subject to the conditions stated herein. The Company agrees that, whenever it determines to sell the ADSs directly to the Manager as principal, it will enter into a separate agreement (each, a “Terms Agreement”) in substantially the form of Annex I hereto, relating to such sale in accordance with Section 2 of this Agreement.

(b)           Agent Sales. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company will issue and agrees to sell ADSs from time to time through the Manager, acting as sales agent, and the Manager agrees to use its commercially reasonable efforts to sell, as sales agent for the Company, on the following terms:

(i)             The ADSs are to be sold on a daily basis or otherwise as shall be agreed to by the Company and the Manager on any day that (A) is a Trading Day, (B) the Company has instructed the Manager by telephone (confirmed promptly by electronic mail) to make such sales (“Sales Notice”) and (C) the Company has satisfied its obligations under Section 6 of this Agreement. The Company will designate the maximum amount of the ADSs to be sold by the Manager daily (subject to the limitations set forth in Section 2(d)) and the minimum price per ADS at which such ADSs may be sold. Subject to the terms and conditions hereof, the Manager shall use its commercially reasonable efforts to sell on a particular day all of the ADSs designated for the sale by the Company on such day. The gross sales price of the ADSs sold under this Section 2(b) shall be the market price for the ADSs sold by the Manager under this Section 2(b) on the Trading Market at the time of sale of such ADSs.

(ii)            The Company acknowledges and agrees that (A) there can be no assurance that the Manager will be successful in selling the ADSs, (B) the Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell the ADSs for any reason other than a failure by the Manager to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such ADSs as required under this Agreement, and (C) the Manager shall be under no obligation to purchase ADSs on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Manager and the Company pursuant to a Terms Agreement.

(iii)           The Company shall not authorize the issuance and sale of, and the Manager shall not be obligated to use its commercially reasonable efforts to sell, any ADS at a price lower than the minimum price therefor designated from time to time by the Company’s Board of Directors (the “Board”), or a duly authorized committee thereof, or such duly authorized officers of the Company, and notified to the Manager in writing. The Company or the Manager may, upon notice to the other party hereto by telephone (confirmed promptly by electronic mail), suspend the offering of the ADSs for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the ADSs sold hereunder prior to the giving of such notice.

(iv)           The Manager may sell ADSs by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 under the Act, including without limitation sales made directly on the Trading Market, on any other existing trading market for the ADSs or to or through a market maker. The Manager may also sell ADSs in privately negotiated transactions, provided that the Manager receives the Company’s prior written approval for any sales in privately negotiated transactions and if so provided in the “Plan of Distribution” section of the Prospectus Supplement or a supplement to the Prospectus Supplement or a new Prospectus Supplement disclosing the terms of such privately negotiated transaction.

(v)            The compensation to the Manager for sales of the ADSs under this Section 2(b) shall be a placement fee of 3.0% of the gross sales price of the ADSs sold pursuant to this Section 2(b) (“Broker Fee”). The foregoing rate of compensation shall not apply when the Manager acts as principal, in which case the Company may sell ADSs to the Manager as principal at a price agreed upon at the relevant Applicable Time pursuant to a Terms Agreement. The remaining proceeds, after deduction of the Broker Fee and deduction of any transaction fees imposed by any clearing firm, execution broker, or governmental or self-regulatory organization in respect of such sales, shall constitute the net proceeds to the Company for such ADSs (the “Net Proceeds”).

(vi)           The Manager shall provide written confirmation (which may be by facsimile or electronic mail) to the Company following the close of trading on the Trading Market each day in which the ADSs are sold under this Section 2(b) setting forth the number of the ADSs sold on such day, the aggregate gross sales proceeds and the Net Proceeds to the Company and the compensation payable by the Company to the Manager with respect to such sales. Upon the Company’s written request, the Manager shall provide the Company with a statement detailing the aggregate number of ADSs sold pursuant to this Section 2(b), the aggregate gross sales proceeds and the Net Proceeds to the Company for the prior calendar month during which any sale of ADSs has been made pursuant to this Section 2(b).

(vii)           Unless otherwise agreed between the Company and the Manager, settlement for sales of the ADSs will occur at 10:00 a.m. (New York City time) on the second (2nd) Trading Day (or any other settlement cycle as may be in effect from time to time under Exchange Act Rule 15c6-1) following the date on which such sales are made (each, a “Settlement Date”). On or before the Trading Day prior to each Settlement Date, the Company will, or will cause its Depositary to, electronically transfer the ADSs being sold by crediting the Manager’s (or its designated broker-dealer’s) account (provided that the Manager shall have given the Company written notice of such account information at least one Trading Day prior to the Settlement Date) at The Depository Trust Company (“DTC”) through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which ADSs in all cases shall be freely tradable, transferable, registered ADSs in good deliverable form. On each Settlement Date, the Manager will deliver the related Net Proceeds in same day funds to an account designated by the Company. The Company agrees that, if the Company, or its Depositary (if applicable), defaults in its obligation to deliver duly authorized ADSs on a Settlement Date, in addition to and in no way limiting the rights and obligations set forth in Section 7 hereto, the Company will (i) hold the Manager harmless against any loss, claim, damage, or reasonable, documented expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to the Manager any commission, discount or other compensation to which the Manager would otherwise have been entitled absent such default.

(viii)         At each Applicable Time, Settlement Date, and Representation Date, the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended as of such date. Any obligation of the Manager to use its commercially reasonable efforts to sell the ADSs on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(ix)           If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of its securities (including the Ordinary Shares and the ADSs), by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution” and the record date for the determination of shareholders entitled to receive the Distribution, the “Record Date”), the Company hereby covenants that, in connection with any sales of ADSs pursuant to a Sales Notice on the Record Date, the Company shall issue and deliver such ADSs to the Manager on the Record Date and the Record Date shall be the Settlement Date and the Company shall cover any additional costs of the Manager in connection with the delivery of ADSs on the Record Date.

(c)           Term Sales. If the Company wishes to sell the ADSs pursuant to this Agreement in a manner other than as set forth in Section 2(b) of this Agreement (each, a “Placement”), the Company will notify the Manager of the proposed terms of such Placement. If the Manager, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company wishes to accept amended terms, the Manager and the Company will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Company or the Manager unless and until the Company and the Manager have each executed such Terms Agreement accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control. A Terms Agreement may also specify certain provisions relating to the reoffering of such ADSs by the Manager. The commitment of the Manager to purchase the ADSs pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the number of the ADSs to be purchased by the Manager pursuant thereto, the price to be paid to the Company for such ADSs, any provisions relating to rights of, and default by, underwriters acting together with the Manager in the reoffering of the ADSs, and the time and date (each such time and date being referred to herein as a “Time of Delivery”) and place of delivery of and payment for such ADSs. Such Terms Agreement shall also specify any requirements for opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 of this Agreement and any other information or documents required by the Manager.

(d)           Maximum Number of ADSs. Under no circumstances shall the Company cause or request the offer or sale of any ADSs if, after giving effect to the sale of such ADSs, the aggregate amount of ADSs sold pursuant to this Agreement would exceed the lesser of (A) together with all sales of ADSs under this Agreement, the Maximum Amount, (B) the amount available for offer and sale under the currently effective Registration Statement and (C) the amount authorized from time to time to be issued and sold under this Agreement by the Board, a duly authorized committee thereof or a duly authorized executive committee, and notified to the Manager in writing. Under no circumstances shall the Company cause or request the offer or sale of any ADSs pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Board, a duly authorized committee thereof or a duly authorized executive officer, and notified to the Manager in writing. Further, under no circumstances shall the Company cause or permit the aggregate offering amount of ADSs sold pursuant to this Agreement to exceed the Maximum Amount.

(e)           Regulation M Notice. Unless the exceptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are satisfied with respect to the ADSs, the Company shall give the Manager at least one (1) Business Day’s prior notice of its intent to sell any ADSs in order to allow the Manager time to comply with Regulation M.

3.           Representations and Warranties. The Company represents and warrants to, and agrees with, the Manager at the Execution Time and on each such time that the following representations and warranties are repeated or deemed to be made pursuant to this Agreement, as set forth below, except as set forth in the Registration Statement, the Prospectus or the Incorporated Documents.

(a)           Subsidiaries. The subsidiaries (individually, a “Subsidiary” and collectively, the “Subsidiaries”) set forth on Exhibit 8.1 to the most recent Annual Report on Form 20-F filed with the Commission (the “Annual Report”) are the Company’s only significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the Commission). Except as set forth in the Registration Statement and in the Prospectus, the Company owns, directly or indirectly, all of the equity interests of the Subsidiaries free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction, and all the equity interests of each Subsidiary are validly issued and are fully paid, nonassessable and free of preemptive and similar rights. Except as required by law, no Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

(b)           Organization. The Company has been duly organized and is existing under the laws of Switzerland, and each of its Subsidiaries is duly organized, validly existing and, to the extent applicable, in good standing, under the laws of its respective jurisdiction of organization. The Company and each of its Subsidiaries is duly licensed or qualified for the transaction of business under the laws of each other jurisdiction in which its respective ownership or lease of property or the conduct of its respective business requires such license or qualification, and each has all power and authority necessary to own or hold its respective properties and to conduct its respective businesses as described in the Registration Statement and the Prospectus, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the assets, business, operations, earnings, properties, condition (financial or otherwise), prospects, stockholders’ equity or results of operations of the Company and the Subsidiaries taken as a whole, or prevent or materially interfere with consummation of the transactions contemplated hereby (a “Material Adverse Effect”).

(c)           Authorization; Enforceability. The Company has full legal right, power and authority to enter into this Agreement and perform the transactions contemplated hereby. Each of this Agreement and the Deposit Agreement has been duly authorized, executed and delivered by the Company. Each of this Agreement and the Deposit Agreement is a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and (ii) the indemnification provisions of certain agreements may be limited by federal or state securities laws or public policy considerations in respect thereof.

(d)           No Conflicts. Neither the execution of this Agreement, nor the issuance, offering or sale of the Ordinary Shares represented by the ADSs, nor the consummation of any of the transactions contemplated herein, nor the compliance by the Company with the terms and provisions hereof will conflict with, or will result in a breach of, any of the terms and provisions of, or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to the terms of any contract or other agreement to which the Company may be bound or to which any of the property or assets of the Company is subject, except (i) such conflicts, breaches or defaults as may have been waived and (ii) such conflicts, breaches and defaults that would not reasonably be expected to have a Material Adverse Effect; nor will such action result (x) in any violation of the provisions of the organizational or governing documents of the Company, or (y) in any material violation of the provisions of any statute or any order, rule or regulation applicable to the Company or of any governmental authority having jurisdiction over the Company.

(e)           No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any governmental authority is required for the execution, delivery and performance by the Company of this Agreement, the sale by the Company of the Ordinary Shares represented by ADSs, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws or by the by-laws and rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or the Trading Market in connection with the sale of the Ordinary Shares represented by ADSs by the Manager.

(f)            Authorization of Ordinary Shares and ADSs. The Ordinary Shares represented by ADSs, when delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized officer, against payment therefor as provided herein, and upon due and authorized execution and delivery by the Depositary of ADSs against deposit of the underlying Ordinary Shares in respect thereof in accordance with the provisions of the Deposit Agreement and when paid for as contemplated herein, such ADSs and the Ordinary Shares underlying the ADSs will be duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act and the persons in whose names the ADSs are registered will be entitled to the rights specified therein and in the Deposit Agreement. The Ordinary Shares represented by ADSs conform to the description thereof set forth in or incorporated into the Prospectus.

(g)           Capitalization. The shares of capital stock of the Company registered in the Commercial Register of the Canton of Geneva have been validly issued, are fully paid and nonassessable and, other than as disclosed in the Registration Statement or the Prospectus, are not subject to any preemptive rights, rights of first refusal or similar rights. The Company has issued and outstanding capitalization and a capital band as set forth in the Registration Statement and the Prospectus as of the dates referred to therein (other than the grant of additional options under the Company’s existing stock option plans, or changes in the number of outstanding Ordinary Shares of the Company due to the issuance of shares upon the exercise or conversion of securities exercisable for, or convertible into, Ordinary Shares outstanding on the date hereof) and such capital band conforms to the description thereof set forth in the Registration Statement and the Prospectus. The description of the securities of the Company in the Registration Statement and the Prospectus is complete and accurate in all material respects. Except as disclosed in or contemplated by the Registration Statement or the Prospectus, as of the date referred to therein, the Company does not have outstanding any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or exchangeable for, or any contracts or commitments to issue or sell, any shares of capital stock or other securities. The issuance and sale of the Ordinary Shares represented by the ADSs will not obligate the Company or any Subsidiary to issue Ordinary Shares or other securities to any Person. There are no outstanding securities or instruments of the Company or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company or any Subsidiary. There are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding Ordinary Shares of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any shareholder, the Board or others is required for the issuance and sale of the Ordinary Shares represented by the ADSs as contemplated hereby. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

(h)           Registration Statement. The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the applicable conditions set forth in Form F-3 (including General Instructions I.A and I.B) under the Act. The Registration Statement has been filed with the Commission and has been declared effective by the Commission under the Act prior to the issuance of any Sales Notices by the Company. The Prospectus Supplement will name the Manager as the agent in the section entitled “Plan of Distribution.” The Company has not received, and has no notice of, any order of the Commission preventing or suspending the use of the Registration Statement, or threatening or instituting proceedings for that purpose. The Registration Statement and the offer and sale of Ordinary Shares represented by the ADSs as contemplated hereby meet the requirements of Rule 415 under the Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed. Copies of the Registration Statement, the Prospectus, and any such amendments or supplements and all Incorporated Documents that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to Manager and its counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Ordinary Shares representing the ADSs, will not distribute any offering material in connection with the offering or sale of the Ordinary Shares representing the ADSs other than the Registration Statement and the Prospectus and any Issuer Free Writing Prospectus to which the Manager has consented, any such consent not to be unreasonably withheld, conditioned or delayed. The ADSs are registered pursuant to Section 12(b) of the Exchange Act and are currently listed on the Trading Market under the trading symbol “ADXN” and the Ordinary Shares are listed on the SIX Swiss Exchange, or SIX, under the symbol “ADXN.” The sale of the ADSs as contemplated by this Agreement does not contravene the rules and regulations of the Trading Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the ADSs under the Exchange Act, delisting the ADSs from the Trading Market, nor has the Company received any notification that the Commission or the Trading Market is contemplating terminating such registration or listing. Except as may be disclosed in the SEC Reports, the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. To the Company’s knowledge, except as may be disclosed in the SEC Reports, it is in compliance with all applicable listing requirements of the Trading Market. The ADSs are currently eligible for electronic transfer through DTC or another established clearing corporation and the Company is current in payment of the fees to DTC (or such other established clearing corporation) in connection with such electronic transfer.

(i)           No Misstatement or Omission. The Registration Statement, when it became or becomes effective, and the Prospectus, and any amendment or supplement thereto, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Act. At each Settlement Date, the Registration Statement and the Prospectus, as of such date, will conform in all material respects with the requirements of the Act. The Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus and any amendment and supplement thereto, on the date thereof and at each Applicable Time, did not or will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Incorporated Documents in the Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by Manager specifically for use in the preparation thereof.

(j)           Ineligible Issuer. The Company was not and is not an ineligible issuer as defined in Rule 405 under the Act at the times specified in Rules 164 and 433 under the Act in connection with the offering of the Ordinary Shares represented by the ADSs.

(k)           No Misstatement or Omission in an Issuer Free Writing Prospectus. Each Issuer Free Writing Prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) or that was prepared by or behalf of or used by the Company complies or will comply in all material respects with the requirements of the Act and the rules thereunder. The Company will not, without the prior consent of the Manager, prepare, use or refer to, any Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and as of each Applicable Time, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any Incorporated Document deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by the Manager specifically for use therein.

(l)            Proceedings Related to Registration Statement. The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Act, and the Company is not the subject of a pending proceeding under Section 8A of the Act in connection with the offering of the ADSs. The Company has not received any notice that the Commission has issued or intends to issue a stop-order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened in writing to do so.

(m)          SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Act and the Exchange Act, including pursuant to Section 13 or Section 15 thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the Prospectus and the Prospectus Supplement, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, applied on a consistent basis during the periods involved (“IFRS”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by IFRS, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(n)           [RESERVED].

(o)           No Material Adverse Change. Subsequent to the respective dates as of which information is given in the Registration Statement, the Prospectus and the Free Writing Prospectuses, if any (including any document deemed incorporated by reference therein), there has not been (i) any Material Adverse Effect or the occurrence of any development that the Company reasonably expects will result in a Material Adverse Effect, (ii) any transaction which is material to the Company and the Subsidiaries taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any Subsidiary, which is material to the Company and the Subsidiaries taken as a whole, (iv) any material change in the capital stock or outstanding long-term indebtedness of the Company or any of its Subsidiaries or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any Subsidiary, other than in each case above in the ordinary course of business or as otherwise disclosed in the Registration Statement or Prospectus (including any document deemed incorporated by reference therein).

(p)           No Litigation. Except as set forth in the Registration Statement or the Prospectus, there are no actions, suits or proceedings by or before any governmental authority pending, nor, to the Company’s knowledge, any audits or investigations by or before any governmental authority to which the Company or a Subsidiary is a party or to which any property of the Company or any of its Subsidiaries is the subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and, to the Company’s knowledge, no such actions, suits, proceedings, audits or investigations have been threatened by any governmental authority or others; and (i) there are no current or pending audits or investigations, actions, suits or proceedings by or before any governmental authority that are required under the Act to be described in the Prospectus that are not so described; and (ii) there are no contracts or other documents that are required under the Act to be filed as exhibits to the Registration Statement that are not so filed.

(q)           Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is threatened which would result in a Material Adverse Effect.

(r)           No Violation or Default. Neither the Company nor any of its Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries are subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any governmental authority, except, in the case of each of clauses (ii) and (iii) above, for any such violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, no other party under any material contract or other agreement to which it or any of its Subsidiaries is a party is in default in any respect thereunder where such default would reasonably be expected to have a Material Adverse Effect.

(s)           Environmental Laws.     Except as set forth in the Registration Statement or the Prospectus, the Company and its Subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as described in the Registration Statement and the Prospectus; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of any of clauses (i), (ii) or (iii) above, for any such failure to comply or failure to receive required permits, licenses, other approvals or liability as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)            Regulatory Permits. Except as disclosed in the Registration Statement and the Prospectus, the Company and its Subsidiaries have made all filings, applications and submissions required by, possesses and is operating in compliance with, all approvals, licenses, certificates, certifications, clearances, consents, grants, exemptions, marks, notifications, orders, permits and other authorizations issued by, the appropriate federal, state or foreign governmental authority (including, without limitation, the United States Food and Drug Administration (the “FDA”), the United States Drug Enforcement Administration or any other foreign, federal, state, provincial, court or local government or regulatory authorities including self-regulatory organizations engaged in the regulation of clinical trials, pharmaceuticals, biologics or biohazardous substances or materials) necessary for the ownership or lease of their respective properties or to conduct its businesses as described in the Registration Statement and the Prospectus (collectively, “Permits”), except for such Permits the failure of which to possess, obtain or make the same would not reasonably be expected to have a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Permits, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect; all of the Permits are valid and in full force and effect, except where any invalidity, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received any written notice relating to the limitation, revocation, cancellation, suspension, modification or non-renewal of any such Permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course. To the extent required by applicable laws and regulations of the FDA, the Company or the applicable Subsidiary has submitted to the FDA an Investigational New Drug Application or amendment or supplement thereto for each clinical trial it has conducted or sponsored or is conducting or sponsoring; all such submissions were in material compliance with applicable laws and rules and regulations when submitted and no material deficiencies have been asserted by the FDA with respect to any such submissions.

(u)           Title to Real and Personal Property. Except as set forth in the Registration Statement or the Prospectus, the Company and its Subsidiaries have good and marketable title in fee simple to all items of real property owned by them, good and valid title to all personal property described in the Registration Statement or Prospectus as being owned by them, in each case free and clear of all liens, encumbrances and claims, except those matters that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries or (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Any real or personal property described in the Registration Statement or Prospectus as being leased by the Company and any of its Subsidiaries is held by them under valid, existing and enforceable leases, except those that (A) do not materially interfere with the use made or proposed to be made of such property by the Company or any of its Subsidiaries or (B) would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. All of the properties owned by the Company and its Subsidiaries comply with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to such properties), except if and to the extent disclosed in the Registration Statement or Prospectus or except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries or otherwise have a Material Adverse Effect. None of the Company or its subsidiaries has received from any governmental authorities any notice of any condemnation of, or zoning change affecting, the properties of the Company and its Subsidiaries, and the Company knows of no such condemnation or zoning change which is threatened, except for such that would not reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries or otherwise have a Material Adverse Effect, individually or in the aggregate.

(v)           Intellectual Property. Except as disclosed in the Registration Statement and the Prospectus, the Company and its Subsidiaries own, possess, license or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”), necessary for the conduct of their respective businesses as now conducted except to the extent that the failure to own, possess, license or otherwise hold adequate rights to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Registration Statement and the Prospectus (i) there are no rights of third parties to any such Intellectual Property owned by the Company and its Subsidiaries; (ii) to the Company’s knowledge, there is no infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s and its Subsidiaries’ rights in or to any such Intellectual Property, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim; (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; (v) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company and its Subsidiaries infringe or otherwise violate any patent, trademark, copyright, trade secret or other proprietary rights of others; (vi) to the Company’s knowledge, there is no third-party U.S. patent or published U.S. patent application which contains claims for which an Interference Proceeding (as defined in 35 U.S.C. § 135) has been commenced against any patent or patent application described in the Prospectus as being owned by or licensed to the Company; and (vii) the Company and its Subsidiaries have complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or such Subsidiary, and all such agreements are in full force and effect, except, in the case of any of clauses (i)-(vii) above, for any such infringement by third parties or any such pending or threatened suit, action, proceeding or claim as would not, individually or in the aggregate, result in a Material Adverse Effect.

(w)           Insurance. The Company and each of its Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as the Company and each of its Subsidiaries reasonably believe are adequate for the conduct of their properties and as is customary for companies engaged in similar businesses in similar industries.

(x)           Affiliate Transactions. Except as set forth in the SEC Reports, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, shareholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including share option agreements under any share option plan of the Company.

(y)           Sarbanes Oxley. There is and has been no failure on the part of the Company or, to the Company’s knowledge, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the Commission. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(z)           Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated, except as may otherwise exist with respect to Manager pursuant to this Agreement.

(aa)          Underwriter Agreements. The Company is not a party to any agreement with an agent or underwriter for any other “at the market” or continuous equity transaction other than the Sale Agency Agreement between the Company and Kepler Cheuvreux, dated July 25, 2023, and the Liquidity Agreement between the Company and Kepler Capital Markets SA, dated January 27, 2024 or a replacement sale agency agreement or liquidity agreement between such parties (together, the “Kepler Agreements”), provided that any sales of ADSs under such Sale Agency Agreement shall comply with the requirements of Section 4(h).

(bb)         [RESERVED]

(cc)         [RESERVED]

(dd)         Application of Takeover Protections. The Company is not aware of any applicable control share acquisition, business combination, poison pill or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Manager as a result of the Manager and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Company’s issuance of the ADSs.

(ee)         Solvency. Based on the consolidated financial condition of the Company as of the date hereof and subject to the disclosures in the SEC Reports, (i) the fair saleable value of the Company’s assets (including the Company’s intellectual property assets) exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, and (ii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt) within one year from the date hereof. The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the date hereof. The SEC Reports sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with IFRS. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(ff)          Taxes. The Company and each of its Subsidiaries have filed all tax returns which have been required to be filed and paid all taxes shown thereon through the date hereof, to the extent that such taxes have become due and are not being contested in good faith, except where the failure to so file or pay would not reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in or contemplated by the Registration Statement or the Prospectus, no tax deficiency has been determined adversely to the Company or any of its Subsidiaries which has had, or would have, individually or in the aggregate, a Material Adverse Effect. The Company has no knowledge of any federal, state or other governmental tax deficiency, penalty or assessment which has been or might be asserted or threatened against it which would reasonably be expected to have a Material Adverse Effect.

(gg)         Foreign Corrupt Practices. Neither the Company nor any Subsidiary nor any director, officer or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary has (A) violated or is in violation of any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption law (collectively, “Anti-Corruption Laws”), (B) promised, offered, provided, attempted to provide or authorized the provision of anything of value, directly or indirectly, to any person for the purpose of obtaining or retaining business, influencing any act or decision of the recipient, or securing any improper advantage; or (C) made any payment of funds of the Company or any Subsidiary or received or retained any funds in violation of any Anti-Corruption Laws.

(hh)         Independent Public Accounting Firm. BDO AG, whose report on the consolidated financial statements of the Company is filed with the Commission as part of the Annual Report and incorporated by reference into the Registration Statement and the Prospectus, are and, during the periods covered by their report, were an independent registered public accounting firm within the meaning of the Act and the Public Company Accounting Oversight Board (United States).

(ii)           Market Activities.  The Company will not, directly or indirectly, in violation of Regulation M, (i) take any action designed to cause or result in, or that constitutes or would reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Ordinary Shares or ADSs or (ii) sell, bid for, or purchase Ordinary Shares or ADSs, or pay anyone any compensation for soliciting purchases of the Ordinary Shares represented by the ADSs other than the Manager.

(jj)           Stock Option Plans. Each share option granted by the Company under the Company’s share option plan was granted (i) in accordance with the terms of the Company’s share option plan and (ii) with an exercise price at least equal to the fair market value of ADSs or Ordinary Shares on the date such share option would be considered granted under IFRS and applicable law. No share option granted under the Company’s share option plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, share options prior to, or otherwise knowingly coordinate the grant of share options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(kk)          Cybersecurity.  The Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate in all material respects for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company as currently conducted, and, to the Company’s knowledge, are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including all “Personal Data” (defined below) and all sensitive, confidential or regulated data (“Confidential Data”) used in connection with their businesses. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by GDPR; (iv) any information which would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act; (v) any “personal information” as defined by the California Consumer Privacy Act; and (vi) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. Since January 1, 2020, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems, Confidential Data, and Personal Data and to the protection of such IT Systems, Confidential Data, and Personal Data from unauthorized use, access, misappropriation or modification.

(ll)           Office of Foreign Assets Control. The Company represents that, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent, affiliate or representative of the Entity, is a government, individual, or entity that is, or is owned or controlled by a Person that is the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List

(mm)       U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon the Manager’s request.

(nn)         Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(oo)         Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of all money laundering statutes of all jurisdictions to which the Company or its Subsidiaries are subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any governmental authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(pp)         FINRA Member Shareholders. There are no affiliations with any FINRA member firm among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5%) or greater shareholder of the Company, except as set forth in the Registration Statement, the Base Prospectus, any Prospectus Supplement or the Prospectus.

(qq)         Clinical Studies. The preclinical studies and tests and clinical trials described in the Prospectus were, and, if still pending, are being conducted in all material respects in accordance with the experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company; the descriptions of such studies, tests and trials, and the results thereof, contained in the Prospectus are accurate and complete in all material respects; the Company is not aware, without further inquiry, of any tests, studies or trials not described in the Prospectus, the results of which reasonably call into question in any material respect the results of the tests, studies and trials described in the Prospectus; and the Company has not received any written notice or correspondence from the FDA or any foreign, state or local governmental authority exercising comparable authority or any institutional review board or comparable authority requiring the termination, suspension, clinical hold or material modification of any tests, studies or trials.

4.           Agreements. The Company agrees with the Manager that:

(a)           Right to Review Amendments and Supplements to Registration Statement and Prospectus. During any period when the delivery of a prospectus relating to the ADSs is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172, 173 or any similar rule) to be delivered under the Act in connection with the offering or the sale of ADSs, the Company will not file any amendment to the Registration Statement or supplement (including any Prospectus Supplement) to the Base Prospectus unless the Company has furnished to the Manager a copy for its review prior to filing and will not file any such proposed amendment or supplement to which the Manager reasonably objects. The Company has properly completed the Prospectus, in a form approved by the Manager, and filed such Prospectus, as amended at the Execution Time, with the Commission pursuant to the applicable paragraph of Rule 424(b) by the Execution Time and will cause any supplement to the Prospectus to be properly completed, in a form approved by the Manager, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will provide evidence reasonably satisfactory to the Manager of such timely filing. The Company will promptly advise the Manager (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172, 173 or any similar rule) is required under the Act in connection with the offering or sale of the ADSs, any amendment to the Registration Statement shall have been filed or become effective (other than any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act), (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the ADSs for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its commercially reasonable efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b)           Subsequent Events. If, at any time on or after an Applicable Time but prior to the related Settlement Date, any event occurs as a result of which the Registration Statement or Prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Manager so that any use of the Registration Statement or Prospectus may cease until such are amended or supplemented; (ii) amend or supplement the Registration Statement or Prospectus to correct such statement or omission; and (iii) supply any such amendment or supplement to the Manager in such quantities as the Manager may reasonably request.

(c)           Notification of Subsequent Filings. During any period when the delivery of a prospectus relating to the ADSs is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172, 173 or any similar rule) to be delivered under the Act, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify the Manager of any such event, (ii) subject to Section 4(a), prepare and file with the Commission an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to the Manager in such quantities as the Manager may reasonably request.

(d)           Earnings Statements. As soon as practicable, the Company will make generally available to its security holders and to the Manager an earnings statement or statements of the Company and its Subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158. For the avoidance of doubt, the Company’s compliance with the reporting requirements of the Exchange Act shall be deemed to satisfy the requirements of this Section 4(d).

(e)           Delivery of Registration Statement. Upon the request of the Manager, the Company will furnish to the Manager and counsel for the Manager, without charge, signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by the Manager or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172, 173 or any similar rule), as many copies of the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Manager may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(f)            Qualification of ADSs. The Company will arrange, if necessary, for the qualification of the ADSs for sale under the laws of such jurisdictions as the Manager may designate and will maintain such qualifications in effect so long as required for the distribution of the ADSs; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the ADSs, in any jurisdiction where it is not now so subject.

(g)           Free Writing Prospectus. The Company agrees that, unless it has or shall have obtained the prior written consent of the Manager, and the Manager agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the ADSs that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433. Any such free writing prospectus consented to by the Manager or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(h)           Subsequent Equity Issuances. The Company shall not deliver any Sales Notice hereunder (and any Sales Notice previously delivered shall not apply during such three Business Days) for at least three (3) Business Days prior to any date on which the Company or any Subsidiary offers, sells, issues, contracts to sell, contracts to issue or otherwise disposes of, directly or indirectly, any other ADSs, Ordinary Shares or any securities exercisable, exchangeable or convertible into Ordinary Shares (“Ordinary Share Equivalents”) (other than the ADSs), subject to Manager’s right to waive this obligation, provided that without compliance with the foregoing obligation, (i) the Company may issue and sell Ordinary Shares represented by ADSs pursuant to any employee equity plan, share ownership plan or dividend reinvestment plan of the Company in effect at the Execution Time, (ii) the Company may issue Ordinary Shares or ADSs issuable upon the conversion or exercise of Ordinary Share Equivalents outstanding at the Execution Time and (iii) the Company may issue Ordinary Shares on SIX under the Kepler Agreements, provided no such Ordinary Shares may be issued as ADSs, subject to applicable laws.

(i)            Market Manipulation. Until the termination of this Agreement, the Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation in violation of the Act, Exchange Act or the rules and regulations thereunder of the price of any security of the Company to facilitate the sale or resale of the ADSs or otherwise violate any provision of Regulation M under the Exchange Act.

(j)            Notification of Incorrect Certificate. The Company will, at any time during the term of this Agreement, as supplemented from time to time, advise the Manager immediately after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter and other document provided to the Manager pursuant to Section 6 herein.

(k)           Certification of Accuracy of Disclosure. Upon commencement of the offering of the ADSs under this Agreement (and upon the recommencement of the offering of the ADSs under this Agreement following the termination of a suspension of sales hereunder lasting more than 30 Trading Days), and each time that (i) the Registration Statement or Prospectus shall be amended or supplemented, other than by means of Incorporated Documents, (ii) the Company files its Annual Report on Form 20-F under the Exchange Act, (iii) the Company files a Report of Foreign Private Issuer on Form 6-K containing amended financial information or unaudited interim financial information (other than information that is furnished and not filed), if the Manager reasonably determines that the information in such Form 6-K is material, or (iv) the ADSs are delivered to the Manager as principal at the Time of Delivery pursuant to a Terms Agreement (such commencement or recommencement date and each such date referred to in (i), (ii), (iii) and (iv) above, a “Representation Date”), unless waived by the Manager, the Company shall furnish or cause to be furnished to the Manager forthwith a certificate dated and delivered on the Representation Date, in form reasonably satisfactory to the Manager to the effect that the statements contained in the certificate referred to in Section 6 of this Agreement which were last furnished to the Manager are true and correct at the Representation Date, as though made at and as of such date (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the date of delivery of such certificate.

(l)           Bring Down Opinions; Negative Assurance. Within five (5) Trading Days of each Representation Date, unless waived by the Manager, the Company shall furnish or cause to be furnished forthwith to the Manager and to counsel to the Manager (i) a written opinion of Company U.S. Counsel and, (ii) a written opinion of Company Swiss Counsel, each addressed to the Manager and dated and delivered within five (5) Trading Days of such Representation Date, in form and substance reasonably satisfactory to the Manager, including a negative assurance representation of Company U.S. Counsel. The requirement to furnish or cause to be furnished an opinion (but not with respect to a negative assurance representation of Company U.S. Counsel) under this Section 4(l) shall be waived for any Representation Date other than a Representation Date on which a material amendment to the Registration Statement or Prospectus is made or the Company files its Annual Report on Form 20-F or a material amendment thereto under the Exchange Act, unless the Manager reasonably requests such deliverable required under this Section 4(l) in connection with a Representation Date, upon which request such deliverable shall be deliverable hereunder.

(a)          Auditor Bring Down “Comfort” Letter. Within five (5) Trading Days of each Representation Date, unless waived by the Manager, the Company shall cause (1) the Company’s auditors (the “Accountants”), or other independent accountants satisfactory to the Manager forthwith to furnish the Manager a letter, and (2) the Chief Financial Officer of the Company forthwith to furnish the Manager a certificate, in each case dated within five (5) Trading Days of such Representation Date, in form satisfactory to the Manager, of the same tenor as the letters and certificate referred to in Section 6 of this Agreement but modified to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letters and certificate. The requirement to furnish or cause to be furnished a “comfort” letter under this Section 4(m) shall be waived for any Representation Date other than a Representation Date on which a material amendment to the Registration Statement or Prospectus is made or the Company files its Annual Report on Form 20-F or a material amendment thereto under the Exchange Act, unless the Manager reasonably requests the deliverables required by this Section 4(m) in connection with a Representation Date, upon which request such deliverable shall be deliverable hereunder.

(b)           Due Diligence Session. Upon commencement of the offering of the ADSs under this Agreement (and upon the recommencement of the offering of the ADSs under this Agreement following the termination of a suspension of sales hereunder lasting more than 30 Trading Days), and at each Representation Date, the Company will conduct a due diligence session, in form and substance, reasonably satisfactory to the Manager, which shall include representatives of management and Accountants. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by the Manager or its agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate corporate officers and the Company’s agents during regular business hours, and timely furnishing or causing to be furnished such certificates, letters and opinions from the Company, its officers and its agents, as the Manager may reasonably request. The Company shall reimburse the Manager for Manager’s counsel’s fees in each such due diligence update session, up to a maximum of $5,000 and $2,500 at each Representation Date for which the Company is obligated to deliver a certification pursuant to clause (ii) of Section 4(k) and clause (iii) of Section 4(k), respectively, for which no waiver is applicable.

(c)           Acknowledgment of Trading. The Company consents to the Manager trading in the ADSs for the Manager’s own account and for the account of its clients at the same time as sales of the ADSs occur pursuant to this Agreement or pursuant to a Terms Agreement.

(d)           Disclosure of ADSs Sold. The Company will disclose in its Annual Reports on Form 20-F and on Form 6-K when disclosing interim financial reports, as applicable, the number of ADSs sold through the Manager under this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to sales of ADSs pursuant to this Agreement during the relevant period; and, if required by any subsequent change in Commission policy or request, more frequently by means of a Report of Foreign Private Issuer on Form 6-K or a further Prospectus Supplement.

(e)           Rescission Right. If to the knowledge of the Company, the conditions set forth in Section 6 shall not have been satisfied as of the applicable Settlement Date, the Company will offer to any person who has agreed to purchase ADSs from the Company as the result of an offer to purchase solicited by the Manager the right to refuse to purchase and pay for such ADSs.

(f)           Bring Down of Representations and Warranties. Each acceptance by the Company of an offer to purchase the ADSs hereunder, and each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to the Manager that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the ADSs relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such ADSs).

(g)           Reservation of Ordinary Shares. The Company shall ensure that there are at all times sufficient Ordinary Shares to provide for the issuance of the ADSs, free of any preemptive rights, out of its authorized but unissued share capital under the capital band, of the maximum aggregate number of Ordinary Shares represented by the ADSs authorized for issuance by the Board pursuant to the terms of this Agreement. The Company will use its commercially reasonable efforts to cause the ADSs to be listed for trading on the Trading Market and to maintain such listing.

(h)           Obligation Under Exchange Act. During any period when the delivery of a prospectus relating to the Ordinary Shares represented by the ADSs is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172, 173 or any similar rule) to be delivered under the Act, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the regulations thereunder.

(i)            DTC Facility. The Company shall cooperate with the Manager and use its reasonable efforts to permit the ADSs to be eligible for clearance and settlement through the facilities of DTC.

(j)            Use of Proceeds. The Company will apply the Net Proceeds from the sale of the ADSs in the manner set forth in the Prospectus.

(k)           Filing of Prospectus Supplement. If any sales are made pursuant to this Agreement which are not made in “at the market” offerings as defined in Rule 415, including, without limitation, any Placement pursuant to a Terms Agreement, the Company shall file a Prospectus Supplement describing the terms of such transaction, the amount of ADSs sold, the price thereof, the Manager’s compensation, and such other information as may be required pursuant to Rule 424 and Rule 430B, as applicable, within the time required by Rule 424.

(l)           Additional Registration Statement. To the extent that the Registration Statement is not available for the sales of the Ordinary Shares represented by ADSs as contemplated by this Agreement, the Company shall file a new registration statement with respect to any additional Ordinary Shares and/or ADSs necessary to complete such sales of the ADSs and shall cause such registration statement to become effective as promptly as practicable. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 6 of Form F-3, and all references to “Base Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in any such registration statement at the time such registration statement became effective.

5.           Payment of Expenses. The Company agrees to pay the costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, the Prospectus, and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the ADSs; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the ADSs, including any stamp or transfer taxes in connection with the original issuance and sale of the ADSs; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the ADSs; (v) the registration of the Ordinary Shares and the ADSs under the Exchange Act, if applicable, and the listing of the ADSs on the Trading Market; (vi) any registration or qualification of the ADSs for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Manager relating to such registration and qualification); (vii) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (viii) the filing fee under FINRA Rule 5110; (ix) the reasonable fees and expenses of the Manager’s counsel, not to exceed $50,000 (excluding any periodic due diligence fees provided for under Section 4(n)), which shall be paid upon the Execution Time; (xi) any fees charged by the Depositary in connection with the issuance and sale of the ADSs; and (xii) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

6.           Conditions to the Obligations of the Manager. The obligations of the Manager under this Agreement and any Terms Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time, Settlement Date and Time of Delivery, (ii) the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

(a)           Filing of Prospectus Supplement. The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of ADSs; each Prospectus Supplement shall have been filed in the manner required by Rule 424(b) within the time period required hereunder and under the Act; any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b)           Delivery of Opinions. The Company shall have caused (i) the Company U.S. Counsel to furnish to the Manager its opinion and negative assurance statement and (ii) Company Swiss Counsel to furnish to the Manager its opinion, in each case, dated as of such date and addressed to the Manager in form and substance acceptable to the Manager.

(c)           Delivery of Officer’s Certificate. The Company shall have furnished or caused to be furnished to the Manager a certificate of the Company signed by the Chief Executive Officer or the President and the principal financial or accounting officer of the Company, dated as of such date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Prospectus, any Prospectus Supplement and any Incorporated Documents and any supplements or amendments thereto and this Agreement and that:

(i)             the representations and warranties of the Company in this Agreement are true and correct on and as of such date with the same effect as if made on such date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date;

(ii)            no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii)           since the date of the most recent financial statements included in the Registration Statement, the Prospectus and the Incorporated Documents, there has been no Material Adverse Effect on the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Registration Statement and the Prospectus.

(d)           Delivery of Accountants’ “Comfort” Letter. The Company shall have requested and caused the Accountants to have furnished to the Manager letters (which may refer to letters previously delivered to the Manager), dated as of such date, in form and substance satisfactory to the Manager, confirming that they are independent accountants within the meaning of the Act and the Exchange Act and the respective applicable rules and regulations adopted by the Commission thereunder and that they have performed a review of any unaudited interim financial information of the Company included or incorporated by reference in the Registration Statement and the Prospectus and provide customary “comfort” as to such review in form and substance satisfactory to the Manager.

(e)           No Material Adverse Event. Since the respective dates as of which information is disclosed in the Registration Statement, the Prospectus and the Incorporated Documents, except as otherwise stated therein, there shall not have been (i) any change or decrease in previously reported results specified in the letter or letters referred to in paragraph (d) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Registration Statement, the Prospectus and the Incorporated Documents (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Manager, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the ADSs as contemplated by the Registration Statement (exclusive of any amendment thereof), the Incorporated Documents and the Prospectus (exclusive of any amendment or supplement thereto).

(f)           Deposit Agreement. The Deposit Agreement shall be in full force and effect, and the Company shall have taken all action necessary to permit the deposit of the underlying Ordinary Shares with the Depositary and the issuance of the ADSs in accordance with the Deposit Agreement.

(g)           Depositary’s Counsel Legal Opinion. On or prior to the date on which the Company first delivers a Sales Notice pursuant to this Agreement, the Company shall have caused Depositary Counsel to furnish to the Manager its opinion addressed to the Manager in form and substance reasonably satisfactory to the Manager.

(h)           Payment of All Fees. The Company shall have paid the required Commission filing fees relating to the ADSs within the time period required by Rule 456 of the Act without regard to the proviso therein and otherwise in accordance with Rules 456 and 457(r) of the Act and, if applicable, shall have updated the “Calculation of Filing Fee Tables” table in accordance with Rule 456 either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(i)           No FINRA Objections. FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement.

(j)            ADSs Listed on Trading Market. The ADSs shall have been listed and admitted and authorized for trading on the Trading Market.

(k)           Other Assurances. Prior to each Settlement Date and Time of Delivery, as applicable, the Company shall have furnished to the Manager such further information, certificates and documents as the Manager may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Manager and counsel for the Manager, this Agreement and all obligations of the Manager hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by the Manager. Notice of such cancellation shall be given to the Company in writing or by telephone and confirmed in writing by email.

The documents required to be delivered by this Section 6 shall be delivered to the Haynes and Boone, LLP, counsel for the Manager, via email to: alla.digilova@haynesboone.com, on each such date as provided in this Agreement.

7.           Indemnification and Contribution.

(a)           Indemnification by Company. The Company agrees to indemnify and hold harmless the Manager, the directors, officers, employees and agents of the Manager and each person who controls the Manager within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Ordinary Shares and the ADSs as originally filed or in any amendment thereof, or in the Base Prospectus, any Prospectus Supplement, the Prospectus, any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or result from or relate to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement, and agrees to reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by the Manager specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b)           Indemnification by Manager. The Manager agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Manager, but only with reference to written information relating to the Manager furnished to the Company by the Manager specifically for inclusion in the documents referred to in the foregoing indemnity; provided, however, that in no case shall the Manager be responsible for any amount in excess of the Broker Fee applicable to the ADSs and paid hereunder. This indemnity agreement will be in addition to any liability which the Manager may otherwise have.

(c)           Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d)           Contribution. In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Manager agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and the Manager may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Manager on the other from the offering of the ADSs; provided, however, that in no case shall the Manager be responsible for any amount in excess of the Broker Fee applicable to the ADSs and paid hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Manager severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Manager on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Manager shall be deemed to be equal to the Broker Fee applicable to the ADSs and paid hereunder as determined by this Agreement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Manager on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Manager agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls the Manager within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of the Manager shall have the same rights to contribution as the Manager, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

8.           Termination.

(a)           The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the ADSs in its sole discretion at any time upon five (5) Business Days’ prior written notice. Any such termination shall be without liability of any party to any other party except that (i) with respect to any pending sale, through the Manager for the Company, the obligations of the Company, including in respect of compensation of the Manager, shall remain in full force and effect notwithstanding the termination and (ii) the provisions of Sections 5, 6, 7, 8, 9, 10, 12, 14 and 15 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b)           The Manager shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the ADSs in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 5, 6, 7, 8, 9, 10, 12, 14 and 15 of this Agreement shall remain in full force and effect notwithstanding such termination.

(c)           This Agreement shall remain in full force and effect until such date that this Agreement is terminated pursuant to Sections 8(a) or (b) above or otherwise by mutual agreement of the parties, provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 5, 6, 7, 8, 9, 10, 12, 14 and 15 shall remain in full force and effect.

(d)           Any termination of this Agreement shall be effective on the date specified in such notice of termination, provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Manager or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the ADSs, such sale of the ADSs shall settle in accordance with the provisions of Section 2(b) of this Agreement.

(e)           In the case of any purchase of ADSs by the Manager pursuant to a Terms Agreement, the obligations of the Manager pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of the Manager, by prompt oral notice given to the Company prior to the Time of Delivery relating to such ADSs, if any, and confirmed promptly by electronic mail, if since the time of execution of the Terms Agreement and prior to such delivery and payment, (i) trading in the ADSs shall have been suspended by the Commission or the Trading Market or trading in securities generally on the Trading Market shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Manager, impractical or inadvisable to proceed with the offering or delivery of the ADSs as contemplated by the Prospectus (exclusive of any amendment or supplement thereto).

9.           Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Manager set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by the Manager or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 7, and will survive delivery of and payment for the ADSs.

10.           Notices. All communications hereunder will be in writing and effective only on receipt, and will be mailed, delivered, or e-mailed to the addresses of the Company and the Manager, respectively, set forth on the signature page hereto.

11.           Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

12.           No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the ADSs pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Manager and any affiliate through which it may be acting, on the other, (b) the Manager is acting solely as sales agent and/or principal in connection with the purchase and sale of the Company’s securities and not as a fiduciary of the Company and (c) the Company’s engagement of the Manager in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Manager has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Manager has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

13.           Integration. This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) between the Company and the Manager with respect to the subject matter hereof.

14.           Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Manager. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

15.           Applicable Law. This Agreement and any Terms Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. Each of the Company and the Manager: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the exclusive jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and the Manager further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon the Manager mailed by certified mail to the Manager’s address shall be deemed in every respect effective service process upon the Manager, in any such suit, action or proceeding. If either party shall commence an action or proceeding to enforce any provision of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

16.          Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

17.           Counterparts. This Agreement and any Terms Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18.           Headings. The section headings used in this Agreement and any Terms Agreement are for convenience only and shall not affect the construction hereof.

***************************

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Manager.

Very truly yours,

ADDEX THERAPEUTICS LTD

By:	/s/ Tim Dyer
Name:	Tim Dyer
Title:	Chief Executive Officer

Address for Notice:

Chemin des Mines 9

CH-1202 Geneva, Switzerland

Attention: Tim Dyer, CEO

Email:

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Mark W. Viklund
Name:	Mark W. Viklund
Title:	Chief Executive Officer

Address for Notice:

430 Park Avenue, 3rd Floor
New York, New York 10022
Attention: Chief Executive Officer

E-mail:

Form of Terms Agreement

ANNEX I

ADDEX THERAPEUTICS LTD

TERMS AGREEMENT

Dear Sirs:

Addex Therapeutics Ltd (the “Company”) proposes, subject to the terms and conditions stated herein and in the At The Market Offering Agreement, dated ______, 2024 (the “At The Market Offering Agreement”), between the Company and H.C. Wainwright & Co., LLC (“Manager”), to issue and sell to Manager the securities specified in the Schedule I hereto (the “Purchased ADSs”).

Each of the provisions of the At The Market Offering Agreement not specifically related to the solicitation by the Manager, as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement and the Time of Delivery, except that each representation and warranty in Section 3 of the At The Market Offering Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the At The Market Offering Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement and the Time of Delivery in relation to the Prospectus as amended and supplemented to relate to the Purchased ADSs.

An amendment to the Registration Statement (as defined in the At The Market Offering Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased ADSs, in the form heretofore delivered to the Manager is now proposed to be filed with the Securities and Exchange Commission.

Subject to the terms and conditions set forth herein and in the At The Market Offering Agreement which are incorporated herein by reference, the Company agrees to issue and sell to the Manager and the latter agrees to purchase from the Company the number of Purchased ADSs at the time and place and at the purchase price set forth in the Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the At The Market Offering Agreement incorporated herein by reference, shall constitute a binding agreement between the Manager and the Company.

ADDEX THERAPEUTICS LTD

By:
Name:
Title:

ACCEPTED as of the date first written above.

H.C. WAINWRIGHT & CO., LLC

By:
Name:
Title:

43